EXHIBIT 10.2

EMPLOYMENT AGREEMENT

(As Amended and Restated

Effective September 7, 2018)

WHEREAS, Comstock Resources, Inc. (the “Company”), a Nevada corporation with its principal offices in Frisco, Texas, entered into an Employment Agreement with Roland O. Burns (the “Employee”) with an original effective date of June 1, 2002, and most recently amended and restated effective January 1, 2014; and

WHEREAS, the Company and the Employee desire to further amend the Agreement effective upon the Effective Date (as defined herein) and as herein provided;

NOW, THEREFORE, the Company and the Employee hereby agree as follows:

1.Employment.  The Company hereby agrees to employ the Employee, and the Employee hereby agrees to render his exclusive service to the Company, in his current capacity of President and Chief Financial Officer of the Company, with such duties as may be assigned to him from time to time by the Board of Directors.

2.Term of Agreement.  This Agreement was originally effective commencing on June 1, 2002 (the original effective date of this Agreement).  This Agreement shall, as of its first anniversary, and on each annual anniversary thereof, be extended automatically, without further action by the Employee or the Company, for an additional one year, so that there shall, as of June 1 of each year, be one year remaining in the term of this Agreement (the "Employment Period"), unless the Company gives written notice to the Employee of its decision to not renew the Agreement at least 30 days prior to the applicable anniversary date and subject to earlier termination as otherwise hereinafter provided.  The amendment and restatement of this Agreement is effective September 7, 2018 (the “Effective Date”).

3.Place of Employment.  Unless otherwise agreed by the Company and the Employee, throughout the term of this Agreement, the Employee's business office shall be located in Frisco, Texas.

4.Base and Incentive Compensation.  The Employee shall be compensated by the Company at a minimum base rate of $46,666.67 per month, payable semimonthly on the fifteenth and final days of each month during the period of the Employee's employment under this Agreement, subject to such increases and additional payments as may be determined from time to time by the Board of Directors of the Company in its sole discretion.  The Employee shall also be entitled to participate in the Company’s Annual Incentive Plan and the Company’s Long Term Incentive Plan.  Such compensation shall be in addition to any group insurance, pension, profit sharing, and other employee benefits, which are extended from time to time to the Employee in the discretion of the Board of Directors of the Company and for which the

Employee is eligible.  Subject to such rules and procedures as are from time to time specified by the Company, the Company shall also reimburse the Employee for all reasonable expenses incurred by him on behalf of the Company.  The Employee acknowledges and agrees that any amounts received under the Company’s Annual Incentive Plan and the Company’s Long Term Incentive Plan are subject to a right of recoupment by the Company under the terms of the Executive Compensation Clawback Policy adopted by the Compensation Committee of the Board of Directors of the Company, as amended from time to time hereafter

5.Performance of Services.  The Employee shall devote his full working time to the business of the Company.  The Employee shall be excused from performing any services for the Company hereunder during periods of temporary incapacity and during vacations conforming to the Company's standard vacation policy, without thereby in any way affecting the compensation to which he is entitled hereunder.

6.Confidential Information.  The Employee acknowledges that the Company has trade, business and financial secrets, documents, records, techniques, and other confidential and proprietary information (collectively, the “Confidential Information”) which has been and will continue to be provided to the Employee during the Employee’s employment by the Company.  During and at all times following the Employee’s employment by the Company, the Employee will hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information except: (i) to the extent authorized in writing by the Board; (ii) where such information is, at the time of disclosure by the Employee, generally available to the public other than as a result of any direct or indirect act or omission of the Employee in breach of this Agreement; or (iii) where the Employee is compelled by legal process, or by federal, state or local government officials to the extent required by applicable law, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of his duties as an officer and employee of the Company.  The Employee acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information. The Employee further acknowledges that all such Confidential Information is the sole and exclusive property of the Company.  In the event of a breach or threatened breach by the Employee of the provisions of this paragraph 6, the Company shall, in addition to any other available remedies, be entitled to an injunction restraining the Employee from disclosing, in whole or in part, any such information or from rendering any services to any person, firm or corporation to whom any of such information may have been disclosed or is threatened to be disclosed.

7.Property of Company.  All data, drawings, and other records and written material prepared or compiled by the Employee or furnished to the Employee while in the employ of the Company shall be the sole and exclusive property of the Company, and none of such data, drawings or other records, or copies thereof, shall be retained by the Employee upon termination of his employment.  Notwithstanding the foregoing, the Employee shall be under no obligation to return public information.

8.Surviving Provisions.  The provisions of paragraphs 6, 7 and 17 of this Agreement shall continue to be binding upon the Employee in accordance with their terms, notwithstanding termination of the Employee's employment hereunder for any reason.

9.Death or Disability.  The Employee's employment shall terminate automatically upon the Employee's death during the Employment Period.  If the Company determines in good faith that the Disability of the Employee has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Employee written notice of its intention to terminate the Employee's employment.  In such event, the Employee's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee's duties.  For purposes of this Agreement, "Disability" shall mean the absence of the Employee from the Employee's duties with the Company on a full-time basis for 150 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative.

10.Termination for Good Reason.  The Employee's employment may be terminated by the Employee for Good Reason.  For purposes of this Agreement, "Good Reason" shall mean:

(a)

the assignment to the Employee of any duties inconsistent in any material respect with the Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by paragraph 1 of this Agreement;

(b)	any failure by the Company to comply with and satisfy paragraph 23(a) of this Agreement,
(c)	the Company's relocation of the Employee’s office by more than 35 miles from its location in Frisco, Texas, or
(d)	following a Change in Control, the Company's requiring the Employee to travel on Company business to a substantially greater extent than during any period prior to the Change in Control.

Any good faith determination of "Good Reason" made by the Employee shall be conclusive. A resignation will not be for “Good Reason” unless (1) the Company has been notified by the Employee in writing within 90 days after the initial existence of the event that would allow the Employee to terminate employment for Good Reason, with such notice setting forth such event in reasonable detail; (2) the event must remain uncorrected by the Company for 30 days following its receipt of such notice; and (3) such termination must occur within two years after the initial existence of the event giving rise to Good Reason.

11.Termination for Cause.  The Employee’s employment may be terminated by the Company with or without Cause, which shall mean:

(a)

Should the Employee for reasons other than illness or injury absent himself from his duties without the consent of the Company (which consent shall not be unreasonably withheld) for more than 20 consecutive days;

(b)	Should the Employee be convicted of a felony;
(c)

Should the Employee during the period of his employment by the Company engage in any activity that would in the opinion of the Board of Directors of the Company constitute a material conflict of interest with the Company;  provided that termination for Cause based on this subparagraph (c) shall not be effective unless the Employee shall have received written notice from the Board of Directors of the Company of such activity (which notice shall also include a demand for the Employee to cease the activity giving rise to the conflict of interest) 15 days prior to his termination and the Employee has failed after receipt of such notice to cease all activities creating the conflict of interest; or

(d)

Should the Employee be grossly negligent in the performance of his duties hereunder, or materially in breach of his duties and obligations under this Agreement;  provided that termination for Cause based on this subparagraph (d) shall not be effective unless the Employee shall have received written notice from the Board of Directors of the Company (which notice shall include a description of the reasons and circumstances giving rise to such notice) 15 days prior to his termination and the Employee has failed after receipt of such notice to satisfactorily discharge the performance of his duties hereunder or to comply with the terms of this Agreement, as the case may be.

The Company may terminate the Employee's employment for Cause under this Agreement without advance notice, except as otherwise specifically provided for in subparagraphs (c) and (d) above.  Termination shall not affect any of the Company's other rights and remedies.

12.Obligations of the Company upon Separation from Service.

(a)

Good Reason or Involuntary Termination Other Than for Cause.  If, during the Employment Period, the Company shall terminate the Employee's employment other than for Cause or the Employee shall terminate employment for Good Reason, the Company shall pay to the Employee the aggregate of the following amounts, subject to the provisions of paragraph 17 hereof:

(1)

in a lump sum in cash within 30 days after the date of termination, (i) the Employee's annual base salary through the date of termination to the extent not theretofore paid, and (ii) in accordance with any applicable deferral election, any compensation previously deferred by the Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid;
(2)

a pro-rata amount of the Annual Incentive Plan bonus for the fiscal year in which the termination occurs provided and only to the extent that any applicable performance goals upon which such bonus is conditioned are attained, and pro-rated by multiplying (i) the actual bonus the Employee would have received based on the attained performance goals had he continued in the Company's employ until the payment date of that bonus (as determined by the Compensation Committee of the Board of Directors of the Company) by (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365.  This payment shall be made in the fiscal year following the year of the Employee’s termination but no later than the 15th day of the third calendar month of such subsequent year.  This payment shall be in lieu of any other payment to be made to the Employee under the Annual Incentive Plan for such fiscal year;

(3)

an amount equal to the total cost of COBRA continuation coverage for 18 months under the Company’s group medical and dental plan for benefits equal to those which would have been provided to them in accordance with the plans if the Employee's employment had not been terminated, in a lump sum in cash payable within 30 days after the date of termination;

(4)

an amount equal to 1.5 times the sum of the Employee's annual base salary and  the Employee’s target annual bonus under the Annual Incentive Plan for the year in which his termination of employment occurs, payable 12 months following the date of termination; provided that if Employee is entitled to compensation and benefits under paragraph 15(b) below by reason of his termination of employment, the amount otherwise payable under this paragraph 12(a)(4) will be offset and reduced (but not below zero) by the amount payable under paragraph 15(b); and

(5)	the Company shall assign to the Employee ownership of any life insurance policies owned by the Company insuring the Employee's life within 30 days after the date of termination.
(b)

Death.  If the Employee's employment is terminated by reason of the Employee's death during the Employment Period, the Company shall pay to the Employee’s legal representatives the sum of (1) the Employee's annual base salary through the date of termination to the extent not theretofore paid, (2) a prorated payment equal to the current year’s target cash annual bonus under the Annual Incentive Plan multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365, (3) in accordance with any applicable deferral election, any compensation previously deferred by the Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”), and (4) an amount equal to six months’ annualized total compensation (the current year’s base salary and target bonus).  Such amounts shall be paid in a lump sum in cash within 30 days of the date of termination.

(c)

Disability.  If the Employee's employment is terminated by reason of the Employee's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Employee, other than for payment of Accrued Obligations.  Subject to paragraph 17 hereof, Accrued Obligations shall be paid to the Employee at the times set forth in sub-paragraph (b) above.  In addition, the Company shall assign to the Employee ownership of any life insurance policies owned by the Company insuring the Employee's life.

(d)

Cause or Voluntary Termination Other than for Good Reason.  If the Employee's employment shall be terminated for Cause during the Employment Period, or if the Employee voluntarily terminates his employment other than for Good Reason, this Agreement shall terminate without further obligations to the Employee other than the obligation to pay to the Employee his annual base salary through the date of termination (in a lump sum in cash within 30 days of the date of termination) and in accordance with any applicable deferral election, the amount of any compensation previously deferred by the Employee.

(e)

Compensation and benefits under the provisions of this paragraph 12 are subject to the provisions of paragraphs 17, 18 and 19 and compensation and other payments under paragraph 12(a)(4) are subject to a right of recoupment by the Company under the terms of the Executive Compensation Clawback Policy adopted by the Compensation Committee of the Board of Directors of the Company, as amended from time to time hereafter.

13.Change in Control.  For the purposes of this Agreement, a "Change in Control" shall mean, in accordance with Treasury Regulation Section 1.409A-3(i)(5), the happening of any of the events described in subparagraphs (a) through (d) below:

(a)

any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of either the total fair market value or total voting power of the stock of the Company; or

(b)	any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company; or
(c)

a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(d)

any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 50% of all of the assets of the Company immediately prior to such acquisition or acquisitions.

provided, however, that there is no Change in Control under paragraph 13(d) hereof when there is a transfer of assets to (i) a shareholder of the Company immediately before the transfer; (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of the Company; or (iv) an entity, at least 50% of the total value or voting  power of which is owned, directly or indirectly, by a person described in (iii) hereof.  The transactions contemplated by that certain Contribution Agreement by and among Arkoma Drilling, L.P., Williston Drilling, L.P. and the Company dated May 9, 2018 (the “Jones Transactions”) constitute a Change in Control.

14.Termination of Employment Within 24 Months Following a Change in Control.

(a)

Within  24 months following a Change in Control which occurs at any time subsequent to the Jones Transactions, if the Employee’s employment is terminated for any reason other than Cause, death or Disability, or the Employee terminates his employment for Good Reason, then the Company shall pay to the Employee:

(1)	the amounts set forth in sub-paragraphs 12(a)(1) and (2) (in accordance with the terms of sub-paragraphs 12(a)(1) and (2)), (b) in a lump sum in cash within 30 days after the date of termination;
(2)

an amount equal to 2.99 times the sum of the Employee's annual base salary and the Employee’s target annual bonus under the Annual Incentive Plan for the year in which his termination of employment occurs, payable in a lump sum in cash 12 months after the date of termination; provided that if Employee is entitled to compensation and benefits under paragraph 15(b) below by reason of a Change in Control, the amount otherwise payable under this paragraph 14(a)(2) will be offset and reduced (but not below zero) by the amount payable under paragraph 15(b);

(3)

an amount equal to the total cost of COBRA continuation coverage for 18 months under the Company’s group medical and dental plan for benefits equal to those which would have been provided to them in accordance with the plans if the Employee's employment had not been terminated, payable in a lump sum in cash within 30 days after the date of termination; and

(4)

On the date that is six months and one day following the date of termination, the Company shall assign to the Employee ownership of any life insurance policies owned by the Company insuring the Employee's life.

(5)

Compensation and benefits under the provisions of this paragraph 14 are subject to the provisions of paragraphs 17, 18 and 19 and compensation and other payments under paragraph 14(a)(2) are subject to a right of recoupment by the Company under the terms of the Executive Compensation Clawback Policy adopted by the Compensation Committee of the Board of Directors of the Company, as amended from time to time hereafter.

(b)

If the Employee’s employment is terminated for any reason other than Cause, death or Disability, or the Employee terminates his employment for Good Reason, prior to the first anniversary of closing of the Jones Transactions, which is agreed to have been August 14, 2018 (the “Jones Transactions Closing Date”), then the Company’s obligations to the Employee shall be determined under the terms of the Employee’s Employment Agreement in effect immediately preceding the Effective Date.

15.Retention Bonus.  Provided that the Employee continues to be employed by the Company for the period commencing on the Effective Date, and continuing through each applicable Retention Vesting Date described herein, the Employee shall be entitled to the payment of a retention bonus (each a “Retention Bonus” and collectively the “Retention Bonuses”), each in the gross amount of $1,144,000.00.

(a)	“Retention Vesting Date” shall mean the first anniversary of the Jones Transactions Closing Date and each of the four succeeding anniversary dates thereof;
(b)

Notwithstanding the foregoing, (1) if the Employee’s employment is terminated at any time on or after the initial Retention Vesting Date for any reason other than Cause, death, Disability or resignation by the Employee without Good Reason, or (2) upon a Change in Control which occurs at any time on or after the initial Retention Vesting Date, then the Employee shall be fully vested in and entitled to any unpaid Retention Bonus, which shall be paid  in a lump sum in cash within 30 days following the date of termination of employment or such Change in Control, as the case may be.

The provisions of this paragraph 15 are subject to the provisions of paragraphs 18 and 19.

16.Excise Tax.

(a)

If any payment or distribution by the Company and/or any Affiliate of the Company to or for the Employee’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the payments and benefits payable or provided under this Agreement (or other Payments as described below) shall be reduced if, and only to the extent that, such reduction will allow the Employee to receive a greater Net After Tax Amount (as defined below) than he would receive absent such reduction.

(b)

The Accounting Firm (as defined below) will first determine the amount of any Parachute Payments (as defined below) that are payable to the Employee.  The Accounting Firm also will determine the Net After Tax Amount attributable to the Employee’s total Parachute Payments.

(c)

The Accounting Firm will next determine the largest amount of Payments that may be made to the Employee without subjecting the Employee to the Excise Tax (the “Capped Payments”).  Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

(d)

The Employee then will receive the total Parachute Payments or the Capped Payments or such other amount less than the total Parachute Payments, whichever provides the Employee with the higher Net After Tax Amount.  If the Employee will receive the Capped Payments or some other amount lesser than the total Parachute Payments, the Accounting Firm will determine which Payments will be reduced so as to achieve the principle set forth in this paragraph 16.  For purposes of making the calculations required by this paragraph 16, the Accounting Firm may make reasonable assumptions and approximations and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority.  The Accounting Firm will notify the Employee and the Company if it determines that the Parachute Payments must be reduced and will send the Employee and the Company a copy of its detailed calculations supporting that determination.

(e)

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this paragraph 16, it is possible that amounts will have been paid or distributed to the Employee that should not have been paid or distributed under this paragraph 16 (“Overpayments”), or that additional amounts should be paid or distributed to the Employee under this paragraph 16 (“Underpayments”).  If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Employee, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment will be treated for all purposes as a debt ab initio that the Employee must repay to the Company together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no debt will be deemed to have been incurred by the Employee and no amount will be payable by the Employee to the Company unless, and then only to the extent that, the deemed debt and payment would either reduce the amount on which the Employee is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.  If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Employee and the Company of that determination and the amount of that Underpayment will be paid to the Employee by the Company promptly (and no later than 30 days) after the final determination of the Underpayment, which is when the Employee’s legally binding right to such Underpayment first arises.

(f)	For purposes of this paragraph 16, the following terms shall have their respective meanings:
(1)	“Accounting Firm” means the independent accounting firm engaged by the Company in the Company’s sole discretion.
(2)

“Net After Tax Amount” means the amount of any Parachute Payments, Capped Payments or other payments described in this paragraph 16, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Employee on the date of payment.  The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.

(3)	“Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

(g)

The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Company.  If such fees and expenses are initially paid by the Employee, the Company shall reimburse the Employee the full amount of such fees and expenses within five business days after receipt from the Employee of a statement therefore and reasonable evidence of the Employee’s payment thereof but in no event later than the end of the year immediately following the year in which the Employee incurs such reimbursable fees and expenses.

(h)

The Company and the Employee shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Employee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections.  Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

(i)

The federal, state and local income or other tax returns filed by the Employee shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Employee.  The Employee, at the request of the Company, shall provide the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such conformity.

17.Forfeiture of Change in Control or Severance Benefits.   The Employee agrees that during the 12 month period following  the date of termination, as a condition to his receiving any benefits to which he would otherwise be entitled under paragraph 12(a)(4) or 14(a)(2), he will comply with the provisions of paragraph 6 and will not:

(a)

directly or indirectly, compete with the Company by providing services to any other person, partnership, association, corporation, or other entity that is an “Oil and Gas Business” in any county (or parish) in which the Company operated as of the date of termination or in the counties (or parishes) contiguous thereto. As used herein, an “Oil and Gas Business” means owning, managing, acquiring, attempting to acquire, soliciting the acquisition of, operating, controlling, or developing oil and/or gas interests, or engaging in or being connected with, as a principal, owner, officer, director, employee, shareholder, promoter, consultant, contractor, partner, member, joint venture, agent, equity owner or in any other capacity whatsoever, any of the foregoing activities of the oil and gas exploration and production business; provided that nothing herein shall prohibit the Employee from being a passive owner of not more than five percent of the outstanding stock of any class of a corporation which is publicly traded so long as the Employee does not have any active participation in the business of such corporation; or
(b)

directly or indirectly, either for himself or for any other person or entity, (i) solicit any employee of the Company to terminate his or her employment with the Company, (ii) employ any such individual during his or her employment with the Company and for a period of three months after such individual terminates his or her employment with the Company or (iii) solicit or service any person who was a customer, supplier, licensee, licensor or other business relation of the Company in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with, the Company, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation of the Company.

The Employee acknowledges and agrees that any violation of paragraph 6 or this paragraph 17 will result in a forfeiture of any and all amounts to which the Employee would otherwise be entitled under paragraph 12(a)(4) or 14(a)(2).

18.Waiver and Release of Claims.  As a condition to the Employee’s right to receive payments as specified in paragraphs 12, 14 or 15, the Employee, or the Employee’s legal representative, as the case may be, must execute and deliver to the Company a waiver and release, in a form acceptable to the Company (in its reasonable discretion), of all claims he has, or may have, known or unknown, against the Company, its officers, employees, owners, directors, affiliates, representatives, shareholders, investors, and agents, which arise or relate to his employment, separation therefrom or any other matter through the date of the Employee’s (or the Employee’s legal representative’s) signature on such waiver and release; provided, however, that such release will not release any claims regarding any payments owed to the Employee pursuant to this Agreement or any employee benefit plan in which the Employee has vested accrued benefits.  The form of such release will be provided to the Employee (or the Employee’s legal representative) as soon as practical after the event giving rise to payment under paragraphs 12, 14 or 15, but in any event in sufficient time so that the Employee (or the Employee’s legal representative) will have adequate time to consider the release as required by applicable law.  The form of release shall not become effective until seven days after it is executed.  The date by which payment is to be made under paragraphs 12, 14 or 15 may be extended to a maximum of 90 days in order to accommodate the consideration and revocation periods.  Notwithstanding the foregoing, if the Employee does not execute and return the form of release to the Company within 60 days after the event giving rise to payment under paragraphs 12, 14 or 15, and regardless of the reason for the delay, any amounts otherwise payable to the Employee by reason of the event giving rise to payment under paragraphs 12, 14 or 15 shall be forfeited and the Employee (or his estate, as the case may be) shall not be entitled to such payment or payments under this Agreement.

19.Compliance with Section 409A of the Internal Revenue Code.  This Agreement will be interpreted, applied and to the minimum extent necessary, unilaterally amended by the Company, so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of, Section 409A of the Code.  The following provisions of this paragraph 19 shall apply notwithstanding any contrary provision of paragraphs 12 or 14 of this Agreement:

(a)

Separation from Service.  For purposes of this Agreement, all references to “termination of employment” shall mean a Separation from Service.  Separation from Service means a termination of employment in accordance with the Company’s policies and procedures; provided, however, that the Company and the Employee reasonably anticipate that no further services will be performed after the termination date or that the level of bona fide services the Employee will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

(b)	Specified Employee. If, upon termination of employment, the Employee is a “specified Employee” (as such term is defined and determined under Section 409A(a)(2)(B)(i):
(1)

any compensation required to be paid (in cash or by delivery of life insurance policies) to the Employee pursuant to paragraph 12 that is determined by the Company to be nonqualified deferred compensation under Section 409A of the Code will be deferred and paid to the Employee on the first business day after the six-month anniversary of his termination of employment, unless payable at a later date as specified herein, and all cash amounts which are required to be deferred shall be credited with interest at the short-term applicable federal rate in effect at the date of termination of employment; and

(2)

if the Employee’s termination of employment follows a Change in Control, any cash payment required to be paid to the Employee pursuant to paragraph 14 that is determined by the Company to be nonqualified deferred compensation under Section 409A of the Code will, instead of being paid to the Employee, be paid by the Company to a national bank as trustee of a grantor (“rabbi”) trust (the “Trust”) for the benefit of the Employee (on the same schedule as specified in such paragraphs for payments made directly to the Employee) and invested in U.S. Treasury securities.  Such lump sum payment to the Trust, together with any earnings on such payment while being held by the Trust, will be distributed (less applicable deductions and withholdings) by the trustee to the Employee on the first business day after the six month anniversary of the Employee’s termination of employment, unless payable at a later date as specified herein.

20.Payment of Certain Costs of the Employee.  If a dispute arises regarding the interpretation or enforcement of this Agreement, all legal fees and expenses incurred by the

Employee in seeking to obtain or enforce any right or benefit provided for in this Agreement or in otherwise pursuing his claim will be paid by the Company, to the extent permitted by law.  The Company further agrees to pay prejudgment interest on any money judgment obtained by the Employee calculated at the JPMorgan Chase Bank N.A. prime interest rate in effect from time to time from the date that payment(s) to him should have been made under this Agreement.  All such expenses and interest shall be reimbursed or paid by the end of the calendar year following the calendar year in which the Employee incurs such expense.

21.Indemnification; Directors and Officers Insurance.  The Company shall (a) during the Employment Period and thereafter without limitation of time, indemnify and advance expenses to the Employee to the fullest extent permitted by the laws of the State of Nevada from time to time in effect and (b) during the Employment Period, acquire and maintain directors and officers liability insurance covering the Employee (and to the extent the Company desires, other directors and officers of the Company and its affiliated companies) to the extent it is available at commercially reasonable rates as determined by the Board;  provided, however, that in no event shall the Employee be entitled to indemnification or advancement of expenses under this paragraph 21 with respect to any proceeding, or matter therein, brought or made by the Employee against the Company other than one initiated by the Employee to enforce the Employee's advancement of expenses as provided in this paragraph 21, and shall not be deemed exclusive of any other rights to which the Employee may at any time be entitled under applicable law, the certificate of incorporation or bylaws of the Company, any agreement, a vote of stockholders, a resolution of the Board, or otherwise.  The provisions of this paragraph 21 shall continue in effect notwithstanding termination of the Employee's employment hereunder for any reason, including, without limitation, the Employee's voluntary termination.  In furtherance thereof, and not by way of limitation, the Company shall reimburse the Employee for all reasonable legal fees and expenses incurred by the Employee in connection with the Employee's obtaining and enforcing any right or benefit provided by this Agreement.  The reimbursement of such legal fees and expenses shall be made within 30 days after the Employee's request for payment accompanied by evidence of the fees and expenses incurred.  For a period of 10 years after the termination, for any reason, of the Employee's employment with the Company, the Company shall indemnify, hold harmless and defend the Employee, to the fullest extent permitted by applicable law, from and against any loss, cost or expense related to or arising out of any action or claim with respect to (i) the Company or its affiliated companies or (ii) any action taken or omitted by the Employee (INCLUDING, BUT NOT LIMITED TO, MATTERS THAT CONSTITUTE NEGLIGENCE OF THE EMPLOYEE) for or on behalf of the Company or its affiliated companies, whether, in either case, such action or claim, or the facts and circumstances giving rise thereto, occurred or accrued before or after such termination of employment.

22.Mitigation.  The Employee is not required to mitigate the amount of any payments to be made by the Company pursuant to this Agreement by seeking other employment or otherwise.

23.Successors.

(a)	Except as may otherwise be provided under any other written agreement between the Company and the Employee with respect to the terms of the

Employee's employment in the event of a Change in Control of the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.  As used in this Agreement, "Company" shall mean the Company as hereinbefore defined, any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 23 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)	This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

24.No Inconsistent Obligations.  The Employee represents and warrants that he has not previously assumed any obligations inconsistent with those of this Agreement.

25.Modification.  This Agreement shall be in addition to all previous agreements, written or oral, relating to the Employee's employment by the Company, and shall not be changed orally, but only by a written instrument to which the Company and the Employee are both parties.

26.Binding Effect.  This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any assignee of all or substantially all of its properties.

27.Bankruptcy.  Notwithstanding anything in this Agreement to the contrary, the insolvency or adjudication of bankruptcy of the Company, whether voluntary or involuntary, shall terminate this Agreement and the rights and obligations of the Company and the Employee hereunder shall be of no further force or effect.

28.Law Governing.  This Agreement made, accepted and delivered in Collin County, Texas, is performable in Collin County, Texas, and it shall be construed and enforced according to the laws of the State of Texas.  Venue shall lie in Collin County, Texas for the purpose of resolving and enforcing any dispute which may arise under this Agreement and the parties agree that they will submit themselves to the jurisdiction of the competent State or Federal Court situated in Collin County, Texas.

29.Invalid Provision.  In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be impaired thereby.

30.Withholding.  All compensation payable to the Employee hereunder is subject to all withholding requirements under applicable law.

31.Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

Mr. Roland O. Burns

If to the Company:

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, Texas  75034

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

EXECUTED to be effective as hereinabove stated.

COMSTOCK RESOURCES, INC.

By:	/s/ m. jay allison
	Name:	M. Jay Allison
	Title:	Chief Executive Officer

EMPLOYEE:

By:	/s/ Roland O. Burns
Roland O. Burns